Exhibit 3.2
BY-LAWS
SONOCO PRODUCTS COMPANY
HARTSVILLE, S.C.

(Incorporated under the laws of the
State of South Carolina)

Amended through April 21, 2021

ARTICLE I - OFFICE

    1.    THE PRINCIPAL OFFICE of the corporation shall be at Hartsville, Darlington County, South Carolina.

    2.    THE CORPORATION may also have offices at such other places as the Board of Directors may from time to time determine or as the business of the corporation may require.

ARTICLE II - SHAREHOLDERS' MEETINGS

    1.    THE PLACE OF ALL MEETINGS of shareholders shall be at Hartsville, Darlington County, State of South Carolina.

    2.    THE ANNUAL MEETING of the shareholders of the corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on the third Wednesday of April at 11:00 A.M., or such other date as the Board of Directors may, in its discretion, choose.

    3.    SPECIAL MEETINGS OF SHAREHOLDERS for any purpose or purposes may be called by or at the direction of the Board of Directors, or by the Chairman of the Board of Directors, or by the President. Special meetings shall be called by the Chairman of the Board of Directors at the request of: (a) holders of Preferred Stock as may be provided in provisions of the Articles of Incorporation at the time in effect with respect to the rights, preferences, privileges, limitations and conditions affecting the capital stock of the corporation or (b) shareholders as set forth in the Articles of Incorporation or to the extent required by applicable law. Business to be transacted at all special meetings shall be confined to the purpose or purposes stated in the notice of the meeting. The time, date and place of any special meeting shall be determined by the Chairman of the Board of Directors, the Board of Directors or the President, except as otherwise required by the Articles of Incorporation.

    4.    NOTICE of the time, date and place of the annual meeting and any special meeting of shareholders shall be given by the corporation by transmitting written or printed notice of the same not less than twenty (20) days nor more than sixty (60) days prior to the meeting to each shareholder of record of the corporation entitled to notice of such meeting, addressed to the shareholder at such shareholder's address appearing on the stock transfer books of the corporation. Such notice may be amended or withdrawn after it is given in the discretion of the Chairman of the Board of Directors or the Board of Directors.
    NOTICE SHALL BE DEEMED TO HAVE BEEN GIVEN when actually received or when deposited with postage prepaid in the United States mail, addressed to the shareholder at the address appearing on the stock transfer books of the corporation.
    A RECORD DATE may be set by the Board of Directors for a date which is not less than ten (10) nor more than seventy (70) days preceding the date of any meeting of the shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or adjournment thereof.
    5.    A COMPLETE LIST OF SHAREHOLDERS ENTITLED TO NOTICE at the annual shareholders' meeting or any adjournment thereof, or any special meeting of the shareholders or adjournment thereof, shall be prepared by the corporation, such list to be arranged by voting group in alphabetical order with each shareholder's address appearing on the stock transfer books of the corporation, showing the number of voting shares held by each shareholder, subject to the provisions of the laws of the State of South Carolina.
    6.    THE VOTING AT ALL MEETINGS of the shareholders may be by voice vote, but any shareholder entitled to vote may demand a stock vote whereupon such stock vote shall be taken by ballot, each of which shall state the name of the shareholder voting and the number of shares voted by him; and if such ballots be cast by proxy, it shall also state the name of such proxy.
    7.    EVERY SHAREHOLDER HAVING THE RIGHT TO VOTE at any meeting of the shareholders shall be entitled to vote in person or by proxy. A proxy may be appointed either (a) by an instrument in writing subscribed by such shareholder, or (b) by any other means permitted under applicable law; provided, however, the Board of Directors shall have the authority, in its discretion, to prescribe or limit a particular method or methods by which appointment of a proxy must be made with respect to a vote on any matter. Unless otherwise provided in the Articles of Incorporation, each shareholder entitled to vote shall have one vote for each share of stock having voting power registered in his name on the books of the corporation as of the record date set by the Board of Directors.
    NO PROXY SHALL BE VALID after the expiration of eleven (11) months from its execution.
    8.    A QUORUM as to any matter to come before any annual or special meeting of shareholders shall consist of shareholders representing, either in person or by proxy, a majority of shares of each voting group entitled to vote on such matter. A majority of the votes cast on such matter shall decide any question that may come before such meeting except as otherwise provided by law and except as otherwise may be provided by provisions of the Articles of Incorporation at the time in effect with respect to the rights, preferences, privileges, limitations and conditions affecting shares of the corporation.

    9.    IN THE ABSENCE OF A QUORUM at a properly called shareholders' meeting, such meeting may be adjourned from time to time by the presiding officer as provided in Section 12 of this Article. If the meeting is adjourned for thirty (30) days or more, a notice of such adjournment shall be sent to all shareholders entitled to vote thereat stating the time and place of holding such adjourned meeting.

    10.    NO NOTICE OF ANY ADJOURNED MEETING for less than thirty (30) days need be given if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken.

    11.    RESOLUTIONS TO BE VOTED ON BY SHAREHOLDERS, other than resolutions proposed by the Board of Directors, shall be submitted to the Secretary of the corporation in writing not less than seventy-five (75) days prior to the meeting at which the vote is to occur. No resolution shall be considered at any meeting of shareholders unless such resolution is proposed by the Board of Directors or by a shareholder of record at the date of submission to the Secretary and on the record date for the meeting. The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been duly given.

    12.    THE PRESIDING OFFICER OF ALL SHAREHOLDERS' MEETINGS shall be the Chairman of the Board of Directors unless he or the Board of Directors shall designate some other person to preside at the meeting. The presiding officer may, in his discretion, adjourn any meeting to such later date and time as he shall state whether or not there is a quorum present at the time of such adjournment. The presiding officer shall determine the manner in which the meeting shall be conducted, including the order of business, and all rulings of the presiding officer shall be final and binding. The presiding officer may, in his discretion, designate various persons to perform tasks associated with the conduct of the meeting.

ARTICLE III - DIRECTORS

    1.    THE MANAGEMENT of all the affairs, property and the business of the corporation shall be vested in a Board of Directors. The number of directors of the corporation shall be (i) the number fixed from time to time by the Board of Directors, which number shall not be less than nine, plus (ii) any directors elected exclusively by the holders of Preferred Stock as provided in the corporation's Articles of Incorporation. The directors need not be residents of the State of South Carolina.

    2.    [RESERVED]

    3.    ALL DIRECTORS SHALL SERVE until their successors shall have been duly elected and qualify or until their earlier resignation, retirement, removal from office, death or incapacity except as otherwise provided by provisions of the Articles of Incorporation with respect to the rights, preferences, privileges, limitations and conditions affecting the shares of the corporation. No reduction in the size of the Board of Directors shall have the effect of shortening the term of any director in office at the time.

    4.    ALL DIRECTORS shall be eligible for re-election to the Board of Directors.

    5.    ALL VACANCIES OCCURRING IN THE BOARD OF DIRECTORS whether caused by resignation, death, increase in number of directors, or otherwise may be filled by a majority vote of the remaining directors, even if such number would not constitute a quorum.

    6.    RETIREMENT OF DIRECTORS shall be automatic at the annual meeting of shareholders following a director’s reaching the age of seventy-five (75), and no person shall be eligible for nomination or election as a director after reaching the age of seventy-five (75).

    7.    REMOVAL OF A DIRECTOR OR THE ENTIRE BOARD OF DIRECTORS for cause shall only be accomplished by a vote of the holders of a majority of the shares cast for and against removal, subject to the provisions of the laws of the State of South Carolina and the Articles of Incorporation. Directors may be removed only for cause as defined by the South Carolina Business Corporation Act.

    8.    A CHAIRMAN OF THE BOARD OF DIRECTORS may be elected by the Board of Directors from one of their number to serve for one year in the discretion of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the directors and perform the duties and have the powers set forth in these by-laws and shall have such additional duties and powers as may be specified by the Board of Directors.

    A LEAD DIRECTOR, who shall be the Chairman of the Corporate Governance and Nominating Committee, shall:

(a)    Preside at any meeting of the Board of Directors at which the Chairman of the Board of Directors is not present;

(b)    Preside at executive sessions of the independent directors;

(c)    Be authorized to call meetings of the independent directors; and

(d)    Have such additional duties and powers as may be specified by the Board of Directors.

    9.    REGULAR MEETINGS OF THE BOARD OF DIRECTORS shall be held quarterly and ten (10) days written notice shall be given prior to the meeting date. The date of each quarterly meeting shall be decided upon by the Chairman of the Board of Directors or by the President or, in their absence, by any two Vice Presidents or by any two directors.

    10.    SPECIAL MEETINGS of the Board of Directors may be called at any time to be held at the principal office of the corporation at Hartsville, South Carolina or elsewhere by:

        (a)    The Chairman of the Board of Directors;
        (b)    The President;
        (c)    The Lead Director;
        (d)    Unanimous written consent of all the members at any time and place without notice; or
        (e)    The presence of all members at such meeting.

        Notice of all special meetings of the Board of Directors shall be given to each director at such director's address given to the Secretary for the purpose of giving notices, by telegram, telephone, facsimile, letter, or other reasonable means reasonably calculated to be received not less than twenty-four hours prior to the meeting. Notice of a meeting of the directors need not be given to any director who signs a waiver of notice either before or after the meeting.

    11.    NOTICE OF ADJOURNMENT OF A MEETING OF THE BOARD OF DIRECTORS need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

    12.    NEITHER THE BUSINESS TO BE TRANSACTED at nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice.

    13.    A QUORUM at any meeting of the Board of Directors shall consist of a majority of the total number of directors then in office, but less than a quorum may adjourn the meeting which may be held on a subsequent date without further notice if the time and place to which it is adjourned are fixed and announced at such meeting.

    14.    COMPENSATION shall be paid directors not otherwise currently employed by the corporation for their services in such form and in such amount as may be determined by Resolution of the Board of Directors. Directors may be paid differing amounts in recognition of the requirements of various assignments undertaken such as chairman or as members of committees.

15. PROXY ACCESS FOR DIRECTOR NOMINATIONS.
(a)    Subject to the terms and conditions of these By-Laws, the corporation shall include in its proxy statement and on its form of proxy for an annual meeting of shareholders the name of, and shall include in its proxy statement the Required Information (as defined below) relating to, any nominee for election to the Board delivered pursuant to this Section 15 (a “Shareholder Nominee”) who satisfies the eligibility requirements in this Section 15, and who is identified in a timely and proper notice that both complies with this Section 15 (the “Shareholder Notice”) and is given by a shareholder on behalf of one or more shareholders or on behalf of any affiliate, associate of, or any other party acting in concert with or on behalf of one or more shareholders nominating a Shareholder Nominee or beneficial owners on whose behalf such shareholder(s) is acting (an “Associated Person”), but in no case more than twenty shareholders or beneficial owners, that:

(i)    expressly elect at the time of the delivery of the Shareholder Notice to have such Shareholder Nominee included in the corporation’s proxy materials,

(ii)    as of the date of the Shareholder Notice, own and continuously have owned during the three prior years at least three percent (3%) of the outstanding shares of common stock of the corporation entitled to vote in the election of directors (the “Required Shares”), and

(iii)    satisfy the additional requirements in these By-Laws (an “Eligible Shareholder”).

(b)    For purposes of qualifying as an Eligible Shareholder and satisfying the ownership requirements under Section 15(a):

(i)    the outstanding shares of common stock of the corporation owned by one or more shareholders and beneficial owners that each shareholder and/or beneficial owner has owned continuously for at least three years as of the date of the Shareholder Notice may be aggregated, provided that the number of shareholders and Associated Persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20) and that any and all requirements and obligations for an Eligible Shareholder set forth in this Section 15 are satisfied by and as to each such shareholder and Associated Persons (except as noted with respect to aggregation or as otherwise provided in this Section 15), and

(ii)    a group of funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer, or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (a “Qualifying Fund”) shall be treated as one shareholder, provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 15.

(c)    For purposes of this Section 15:

(i)    A shareholder or beneficial owner shall be deemed to own only those outstanding shares of common stock of the corporation as to which such person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B)

borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Common Stock, in any such case which instrument or agreement has, or is intended to have the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate.

(ii)    A shareholder or beneficial owner shall be deemed to own shares held in the name of a nominee or other intermediary so long as the shareholder or beneficial owner retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

(iii)    A shareholder or beneficial owner’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the date of the Shareholder Notice and through the date of the annual meeting.

Whether outstanding shares of the corporation are owned for these purposes shall be determined by the Board.

(d)    No shareholder or beneficial owner, alone or together with any Associated Person, may be a member of more than one group constituting an Eligible Shareholder under this Section 15.

(e)    For purposes of this Section 15, the “Required Information” that the corporation will include in its proxy statement is:

(i)    the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and

(ii)    if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder, not to exceed 500 words, in support of each Shareholder Nominee, which must be provided at the same time as the Shareholder Notice for inclusion in the corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 15, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that the corporation, in good faith, believes (i) would violate any applicable law, rule, regulation or listing standard, or (ii) is not true and correct in all material respects or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Nothing in this Section 15 shall limit the corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.

(f)    The Shareholder Notice shall include the following information:

(i)    the written consent of each Shareholder Nominee to being named in the corporation’s proxy materials as a nominee and to serving as a director if elected;

(ii)    a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18;

(iii)    a description of all arrangements or understandings between the Eligible Shareholder and each Shareholder Nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Eligible Shareholder;

(iv)    such information about the Shareholder Nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each Shareholder Nominee been nominated, or intended to be nominated, by the Board;

(v)    the written agreement of the Eligible Shareholder (in the case of a group, each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the corporation, setting forth the following additional agreements, representations, and warranties:

(A) certifying to the number of shares of common stock of the corporation it owns and has owned (as defined in Section 15(c) of these By-Laws) continuously for at least three years as of the date of the Shareholder Notice and agreeing to continue to own such shares through the annual meeting, which statement shall also be included in the Schedule 14N filed by the Eligible Shareholder with the SEC;

(B) the Eligible Shareholder’s agreement to provide written statements from the record holder and intermediaries as required under Section 15(h) verifying the Eligible Shareholder’s continuous ownership of the Required Shares through and as of the business day immediately preceding the date of the annual meeting;

(C) The Eligible Shareholder’s agreement to appear in person or by legal proxy at the annual meeting to nominate the Shareholder Nominee; and

(D) the Eligible Shareholder’s representation and warranty that the Eligible Shareholder (including each member of any group of shareholders and/or Associated Persons that together is an Eligible Shareholder) (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have any such intent, (2) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 15, (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the Board, and (4) will not distribute any form of proxy for the annual meeting other than the form distributed by the corporation; and

(vi)    the Eligible Shareholder’s agreement to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, (2) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 15, (3) comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (4) file all materials described in Section 15(h)(iii) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (5) provide to the corporation promptly and prior to the annual meeting such additional information as necessary or reasonably requested by the corporation, and in the case of a nomination by a group of shareholders or beneficial owners that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(g)    To be timely under this Section 15, the Shareholder Notice must be received by the Secretary of the corporation at the principal executive offices of the corporation not later than the 120th day nor earlier than the 150th day prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however, that in the event the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, to be timely the Shareholder Notice must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by the corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Shareholder Notice.

(h)    An Eligible Shareholder must:

(i)    within five business days after the date of the Shareholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three year holding period, specifying the number of shares that the Eligible Shareholder owns, and has owned continuously, in compliance with this Section 15;

(ii)    include in the Schedule 14N filed with the SEC a statement certifying that it owns and continuously has owned the Required Shares for at least three years;

(iii)    file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the corporation’s annual meeting of shareholders, one or more of the corporation’s directors or director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

(iv)    as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Shareholder, within five business days after the date of the Shareholder Notice, provide documentation reasonably satisfactory to the corporation that demonstrates that the funds satisfy Section 15(b)(ii).

The information provided pursuant to this Section 15(h) shall be deemed part of the Shareholder Notice for purposes of this Section 15.

(i)    Within the time period prescribed in Section 15(g) for delivery of the Shareholder Notice, the Eligible Shareholder must also deliver to the Secretary of the corporation at the principal executive offices of the corporation a written representation and agreement (which shall be deemed part of the Shareholder Notice for purposes of this Section 15) signed by each Shareholder Nominee and representing and agreeing that such Shareholder Nominee:

(i)    is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director, will act or vote on any issue or question;

(ii)    is not and will not become a party to any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the corporation;

(iii)    if elected as a director, will comply with all of the corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors; and

(iv)    will not provide any non-public information regarding the corporation to any third party other than the corporation’s auditors, legal counsel or the SEC.

At the request of the corporation, the Shareholder Nominee must promptly, but in any event within five business days after such request, submit (i) all completed and signed questionnaires required of the corporation’s directors, (ii) a written consent to the corporation’s following such processes for evaluation as the corporation follows in evaluating any other potential Board Nominee, and (iii) such other information as the corporation may reasonably request. The corporation may request such additional information as necessary to permit the Board to determine if each Shareholder Nominee satisfies this Section 15.
(j)    In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Shareholder or

Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the corporation’s right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 15.

Notwithstanding anything to the contrary contained in this Section 15, a Shareholder Nominee shall be disqualified from serving as a director of the corporation, and the corporation may omit any such Shareholder Nominee from its proxy materials, and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the corporation, if:

(i)    the Eligible Shareholder or Shareholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Shareholder Notice (or otherwise submitted pursuant to this Section 15), any of the information in the Shareholder Notice (or otherwise submitted pursuant to this Section 15) was not, when provided, true, correct and complete, or the requirements of this Section 15 have otherwise not been met;

(ii)    the Shareholder Nominee is not independent under the listing standards of the principal U.S. exchange upon which the shares of the corporation are listed, any applicable rules of the SEC, and the corporation’s Corporate Governance Guidelines;

(iii)    the Shareholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(iv)    the Shareholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(v)    a notice is delivered to the corporation (whether or not subsequently withdrawn) indicating that a shareholder intends to nominate any candidate for election to the Board pursuant to the Board’s director nomination process; or

(vi)    the election of the Shareholder Nominee to the Board would cause the corporation to be in violation of the Articles of Incorporation, these By-laws, or any applicable state or federal law, rule, or regulation or any applicable listing standard.

(k)    The maximum number of Shareholder Nominees that may be included in the corporation’s proxy materials pursuant to this Section 15 shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 15 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below twenty percent (20%). If directors are to be elected at an annual meeting for terms of office longer than one year or until the next annual meeting, the maximum number of Shareholder Nominees that may be included in the corporation’s proxy materials pursuant to this Section 15 shall not exceed the greater of (i) one or (ii) twenty percent (20%) of the number of directors to be elected at such annual meeting, or if such amount is not a whole number, the closest whole number below twenty percent (20%). However, the maximum number of Shareholder Nominees that may be included in the corporation’s proxy materials pursuant to this Section 15 shall be reduced by any (i) Shareholder Nominee whose name was submitted for inclusion in the corporation’s proxy materials pursuant to this Section 15 but either is subsequently withdrawn or that the Board of Directors decides to nominate as a Board nominee and (ii) any Shareholder Nominee elected to the Board of Directors at either of the two preceding annual meetings who are standing for reelection at the nomination of the Board of Directors. In the event that one or more vacancies for any reason occurs after the deadline in Section 15(g) for delivery of the Shareholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 15 exceeds this maximum number, the corporation shall determine which Shareholder Nominees shall be included in the corporation’s proxy materials in accordance with the following provisions: each Eligible Shareholder (or in the case of a group, each group constituting an Eligible Shareholder) will select one Shareholder Nominee for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the corporation each Eligible Shareholder disclosed as owned in its respective Shareholder Notice submitted to the corporation. If the maximum number is not reached after each Eligible Shareholder (or in the case of a group, each group constituting an Eligible Shareholder) has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 15 is thereafter nominated by the Board, and thereafter is not included in the corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Section 15), no other nominee or nominees shall be included in the corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(l)    Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these By-Laws or (ii) does not receive votes at least equal to twenty-five percent (25%) of the shares voting for director candidates, will be ineligible to be a Shareholder Nominee pursuant to this Section 15 for the next two annual meetings.

(m)    The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 15 and to make any and all determinations necessary or advisable to apply this Section 15 to any persons, facts or circumstances, including the power to determine (i) whether one or more shareholders or beneficial owners qualifies as an Eligible Shareholder, (ii) whether a Shareholder Notice complies with this Section 15 and has otherwise met the requirements of this Section 15, (iii) whether a Shareholder Nominee satisfies the qualifications and requirements in this Section 15, and (iv) whether any and all requirements of this Section 15 (or any applicable requirements of the Board’s director nomination process) have been satisfied. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be binding on all persons, including the corporation and its shareholders (including any beneficial owners). Notwithstanding the foregoing provisions of this Section 15, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if (i) the Eligible Shareholder or (ii) a qualified representative of the shareholder does not appear at the annual meeting of shareholders of the corporation to present its Shareholder Nominee or Shareholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the corporation. This Section 15 shall be the exclusive method for shareholders to include nominees for director election in the corporation’s proxy materials.

ARTICLE IV - OFFICERS
    1.    THE OFFICERS OF THE CORPORATION shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and Treasurer who shall be appointed for one year by the directors at their first meeting after the annual meeting of shareholders and who shall hold office until their successors are appointed and qualify. The positions of Chief Executive Officer and President and/or Vice President and Treasurer and/or Secretary and Treasurer and/or Vice President and Secretary may be united in one person. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers. The Board of Directors may alter or modify the duties of any officer set forth herein.

    2.    THE CHAIRMAN OF THE BOARD OF DIRECTORS may be designated by the Board of Directors as the Chief Executive Officer of the corporation and, in such case, the Chairman shall have general supervision of the affairs of the corporation, shall have the power to sign certificates, contracts and other instruments of the corporation as authorized by the Board of Directors and shall perform all such other duties as are incident to his office or are properly required of him by the Board of Directors. Otherwise, the Chairman of the Board of Directors shall not be an officer of the corporation.

    3.    THE PRESIDENT shall have, except when the Chairman of the Board of Directors has been designated as the Chief Executive Officer, general supervision of the affairs of the corporation, shall have the power to sign or countersign certificates, contracts and other instruments of the corporation as authorized by the Board of Directors, shall make reports to the Board of Directors and shareholders and shall perform all such other duties as are incident to his office or are properly required of him by the Board of Directors. The President shall be the Chief Executive Officer of the corporation unless the Board of Directors has designated the Chairman of the Board of Directors as the Chief Executive Officer.

    4.    THE VICE PRESIDENTS, in the order designated by the Board of Directors, shall exercise the functions of the President during the absence or disability of the President and the Chairman of the Board of Directors. Each Vice President shall have such powers and discharge such duties as may be assigned to him from time to time by the Board of Directors.

    5.    THE SECRETARY shall issue notices for all meetings, shall keep minutes of all meetings, shall have charge of the seal and corporate books, shall have responsibility to authenticate corporate documents, shall sign with the President such instruments that require his signature, shall make such reports and shall perform such other duties as are incident to his office or are properly required of him by the Board of Directors.

    6.    THE ASSISTANT SECRETARIES, in the order designated by the Board of Directors, shall in the absence or disability of the Secretary, or as delegated by the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors may prescribe.

    7.    THE TREASURER shall have custody of all funds and securities of the corporation and shall keep regular books of account. He shall disburse the funds of the corporation in payment of just demands against the corporation or as may be ordered by the Board of Directors, taking proper vouchers for disbursements, and shall render to the Board of Directors from time to time as may be required of him an account of all his transactions as Treasurer and of the financial condition of the corporation. He shall perform all duties incident to his office or which are properly required of him by the Board of Directors.

    8.    THE ASSISTANT TREASURERS, in the order designated by the Board of Directors, shall in the absence or disability of the Treasurer, or as delegated by the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors may prescribe.

    9.    IN THE CASE OF ABSENCE OR INABILITY TO ACT of any officer of the corporation or of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.

    10.    VACANCIES in any office may be filled by the directors at any regular or special meeting.

    11.    THE SALARIES of all officers receiving both officer compensation and officer benefits shall be fixed by the Board of Directors.

    12.    THE CHIEF EXECUTIVE OFFICER MAY DELEGATE portions of the authority conferred upon the Chief Executive Officer to other officers and employees of the corporation except where such delegation would conflict with the corporation’s Articles of Incorporation, By-laws or resolutions of the Board of Directors.

ARTICLE V - SHARES

    1.    THE SHARES OF THE CORPORATION, both Common and Preferred, may be represented by certificates or may be uncertificated. Certificates for shares, Common and Preferred, respectively, shall be issued in numerical order, and each shareholder shall be entitled to a certificate signed by the Chairman of the Board of Directors or by the President or any Vice President and by the Secretary or Treasurer of the corporation or bearing the facsimile signatures of such officers and bearing the corporate seal or a facsimile thereof. A record of such certificates issued to shareholders shall be kept by the corporation or a designated transfer agent and/or registrar. No certificate shall be issued covering or evidencing a fractional part of a share of either Common or Preferred shares but in lieu thereof the corporation may issue script in registered or bearer form over the manual or facsimile signature of an officer of the corporation or of its agents, exchangeable as therein provided for full shares, but such script shall not entitle the holder to any right of a shareholder except as therein provided. Such script may be issued subject to the condition that it shall become void if not exchanged for certificates representing full shares before a specified date or, subject to the condition that the shares for which such script is exchangeable, may be sold by the corporation and the proceeds thereof distributed to the holders of such script or subject to any other conditions which the Board of Directors may determine.
    If shares are issued or transferred without certificates, within a reasonable time after issue or transfer, the corporation or its transfer agent shall send the shareholder a written statement setting out the information that would be on a share certificate, including: (i) the corporation's name; (ii) the name of the person to whom the shares are issued; (iii) the number and class of shares and the designation of the series, if any, the shares represent; and (iv) the designations, relative rights, preferences, and limitations applicable to each class of shares the corporation is authorized to issue and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series), or a statement to the effect that the corporation will furnish the shareholder with this information on request in writing and without charge. If the shares are subject to any restriction on transfer, the restrictions on transfer shall also be set forth in the written statement.

    2.    TRANSFERS OF SHARES shall be made only upon the transfer books of the corporation kept at the principal office of the corporation or by a transfer agent designated to transfer the Common or Preferred shares. Upon surrender to the corporation or any transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation or such transfer agent (i) to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, or (ii) if uncertificated registration is requested by the transferor or transferee, to record the transaction upon its books and provide the written statement required by Section 1 of this Article V. Upon receipt by the corporation or any transfer agent of proper transfer instructions from the registered owner of uncertificated shares, or from an individual presenting proper evidence of succession, assignment or authority to transfer uncertificated shares, it shall be the duty of the corporation or such transfer agent (i) to record the transaction upon its books and provide the written statement required by Section 1 of this Article V, or (ii) if issuance of a certificate is requested by the transferor or transferee, to issue a certificate to the person entitled thereto and record the transaction on its books.

    3.    REGISTERED HOLDERS only shall be entitled to be treated by the corporation as holders in fact of the shares standing in their respective names at their respective addresses appearing in the stock transfer books of the corporation, and the corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any person, whether or not it shall have express or other notice thereof.

    4.    IN CASE OF LOSS OR DESTRUCTION BY A SHAREHOLDER of the original certificate, another may be issued in its place upon proof of such loss or destruction and upon the giving of a satisfactory bond of indemnity to the corporation and/or to the transfer agent of such shares, subject to the provisions of the laws of the State of South Carolina.

    5.    TRANSFER AGENTS OR REGISTRARS of the Common or Preferred shares of the corporation may from time to time be designated by the Board of Directors which may provide for their countersigning of share certificates.

ARTICLE VI - DIVIDENDS AND FINANCE

    1.    THE BOARD OF DIRECTORS MAY DECLARE and the corporation may pay dividends at such time as the Board of Directors may designate on its outstanding shares, in cash or property or from authorized but unissued shares and may declare stock splits, but no dividends or splits shall be declared that shall impair the capital stock of the corporation or violate any right, preference, privilege, limitation or condition affecting any class of shares of the corporation as fixed and determined by the shareholders or that shall violate any agreement or undertaking made by the corporation or that shall not conform to the laws of the State of South Carolina.

    2.    THE FUNDS of the corporation shall be deposited in the name of the corporation in such bank or banks or trust company or trust companies as the Board of Directors may designate and shall be drawn out by checks signed by any two officers or any two designated employees or by an officer together with a designated employee or by the use of facsimile signatures in lieu thereof.

    3.    THE FISCAL year of the corporation shall begin on the first day of January in each year unless otherwise provided by the Board of Directors.

ARTICLE VII - SEAL
    1.    THE CORPORATE SEAL shall consist of two concentric circles between which are written the words, "SONOCO PRODUCTS COMPANY, S.C.," and in the center of which is written "INCORPORATED 1899," and such seal is impressed on the margin hereof, has been and is hereby adopted as the corporate seal of the corporation. Failure to affix the seal to a document shall not in any way affect the validity of the document.

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES
    1.    Any present or former director, officer or employee of the corporation or any person who, at the request of the corporation, may have served as director or officer of another corporation in which it owns shares or of which it is a creditor shall be entitled to reimbursement of expenses and other liabilities to the maximum extent permitted by the laws of the State of South Carolina or by order of any Court having jurisdiction in any action or proceeding to which he is a party by reason of being or having been a director, officer or employee.

ARTICLE IX - AMENDMENTS
1.    The By-Laws may be amended, repealed or altered, in whole or in part, or new By-Laws adopted, by a majority of the votes cast for and against amendment, repeal, alteration, or adoption at any annual meeting of the shareholders of the corporation or at any special meeting called for such purpose or, to the extent permitted by law, by a majority of the Board of Directors at any regular meeting or special meeting called for that purpose; provided, however, that no such amendment, repeal, alteration or adoption shall violate any right, preference, privilege, limitation or condition affecting any class of stock of the corporation as fixed and determined by shareholders or, acting under or pursuant to authority in the Articles of Incorporation, by the Board of Directors, or violate any agreement or understanding made by the corporation.

ARTICLE X - SUITS BY SHAREHOLDERS
    1.    No shareholder shall bring any action in law or in equity against the corporation, or any of its officers or directors which is based on any right of the shareholder as a shareholder except in compliance with the following conditions:

    a.    The shareholder shall have first presented the substance of the complaint to the corporation in writing in sufficient detail to permit the corporation to determine the validity of the complaint. Such complaint shall have been submitted to the Secretary of the corporation not less than 90 days prior to the commencement of a legal proceeding.

    b.    The legal proceeding shall be commenced and maintained in a court of competent jurisdiction in the State of South Carolina or in the United States District Court for the District of South Carolina.

ARTICLE XI - CONTROL SHARE ACQUISITIONS

    1.    Except as otherwise provided herein, terms in this Article shall have the meaning assigned to such terms in Article 1 of Chapter 2 of Title 35 of the Code of Laws of South Carolina, 1976, as amended (the "Control Share Acquisitions Act").

    2.    The corporation is authorized, but not required, to redeem control shares as provided in Section 35-2-110 of the Code of Laws of South Carolina, 1976, as amended. The fair value of such shares and the price at which they shall be redeemed shall be the lesser of the lowest price paid by the holder of the shares being redeemed in the ninety days immediately preceding the date on which the control share acquisition occurred or the average closing price of the shares on the ten trading days immediately preceding the earlier of: (i) a public announcement of the acquiring person's acquisition of, or plan to acquire, shares; or (ii) ten days prior to the date on which the acquiring person would be required to file a Schedule 13D pursuant to Section 13(d) of the Securities Exchange Act of 1934. In the event that the corporation exercises its right to redeem control shares, it shall give written notice of such redemption to the record owner of such shares. Upon receipt of such notice, such shares shall be deemed to have been redeemed and the rights of the holder of such shares shall be limited to the right to receive payment for such shares. Payment for shares redeemed shall be made within two business days after surrender to the corporation of the certificates for the shares redeemed.

    3.    For purposes of determining whether a control share acquisition has occurred, whether shares are control shares, what are interested shares and other rights with respect to control shares under the Control Share Acquisitions Act, all shares tendered in response to any tender offer or made subject to any option (other than an option granted by the corporation) shall be considered to be held by the members of a group with respect to a control share acquisition. Such group shall include all tendering shareholders and option granting shareholders as well as the persons to whom or for whose benefit the shares were tendered or optioned.